Exhibit 21.1

SUBSIDIARIES OF CIPHER MINING INC.

Name of Subsidiary	Jurisdiction
Alborz LLC	Delaware
Alborz Mining LLC	Delaware
Bear LLC	Delaware
Bear Mining 1 LLC	Delaware
Bear Mining 2 LLC	Delaware
Chief Mining LLC	Delaware
Chief Mountain LLC	Delaware
Cipher Black Pearl LLC	Delaware
Cipher Mining (Canada) Inc.	Canada
Cipher Mining Infrastructure LLC	Delaware
Cipher Mining Technologies Inc.	Delaware
Cipher Operations and Maintenance LLC	Delaware
Cipher Red Dragon Limited	Hong Kong
Cipher Technology Inc.	Delaware
CMO Mining LLC	Delaware
Odessa Mining LLC	Delaware